UNITED STATES

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Kohl’s Corporation
(Name of Registrant as Specified in Its Charter)

MACELLUM BADGER FUND, LP MACELLUM BADGER FUND II, LP MACELLUM ADVISORS, LP MACELLUM ADVISORS GP, LLC JONATHAN DUSKIN
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Macellum Badger Fund, LP, a Delaware limited partnership (“Macellum Badger”), together with the other participants named herein, intends to nominate director candidates and file a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2022 annual meeting of shareholders of Kohl’s Corporation, a Wisconsin corporation (the “Company”).

Item 1: On January 18, 2022, Macellum Badger issued the following press release and delivered a letter to the Company’s shareholders. The full text of the letter is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Macellum Issues Letter to Kohl’s Shareholders Regarding the Need for More Meaningful Boardroom Change and its Intent to Nominate Director Candidates

Asserts the Board and Management Lack Urgency and Bear Responsibility for Another Lost Year, With Kohl’s' Share Price Down More Than 20% Since Macellum’s April 2021 Settlement

Believes the Board Needs Additional Retail Sector Expertise and Shareholder Representation to Effectively Drive Operational and Financial Improvements and Oversee the Management Team

Contends That Kohl’s, Which Holds $7bn-$8bn in Real Estate Assets, Could Trade at up to $100 Per Share With an Optimized Balance Sheet and Improved Execution

Suggests Kohl’s Also Explores Strategic Alternatives, Including a Potential Sale to One of the Many Well-Capitalized Financial Sponsors Apparently Interested in the Company

Urges Shareholders to Recognize the Time for Meaningful Change is Now – Kohl’s Cannot Continue Falling Behind Peers and Losing Market Share Under Misaligned, Ineffective Leadership

NEW YORK—BUSINESS WIRE—Macellum Advisors GP, LLC (together with its affiliates, “Macellum” or “we”), which holds nearly 5% of the outstanding common shares of Kohl’s Corporation (NYSE: KSS)(“Kohl’s” or the “Company”), today issued an open letter to its fellow shareholders to convey the following:

•	It was another lost year at Kohl’s. We believe the Company’s Board of Directors (the “Board”) and executive leadership team have spent another year materially mismanaging the business and failing to implement necessary operational, financial and strategic improvements – contributing to a 22% share price decline from the point in which we settled with Kohl’s for two director designees in April 2021.[1]

•	The Board appears unwilling to address the drivers of long-term underperformance. We question how the Board could reject our recent offers to collaborate on a meaningful director refresh that would add retail sector expertise and shareholder perspectives to the boardroom, particularly in light of the Company's continued underperformance.

•	We plan to nominate a slate of director candidates if the status quo persists. We intend to nominate a slate of highly-qualified and independent candidates for election at the 2022 Annual Meeting of Shareholders unless the Board decides to collaborate with us on a director refresh and promptly implement changes to improve operational execution and optimize the balance sheet. Even using a historically low PE multiple of ~7x-8x, our analysis indicates a properly optimized balance sheet (e.g. by monetizing $4 billion of its real estate and returning the proceeds to shareholders through a buy-back program) could translate to at least $100 per share.

1 Share price decline reflects the period beginning April 13, 2021 and running through January 17, 2022.

•	If the Board is unwilling to pursue improvements, it should explore strategic alternatives. We believe there are well-capitalized strategic and financial buyers that could pay a meaningful premium to acquire Kohl’s. We also see value-creation potential in separating the Company’s ecommerce and brick-and-mortar businesses. In the event the Board wants to continue rejecting our thoughtful suggestions, it should retain qualified advisors to support an objective evaluation of these options as well as any offers for the Company that have been made to date.

The complete version of Macellum’s letter can be downloaded and viewed here.

About Macellum

Macellum Capital Management is an activist investment firm, with deep expertise in the retail and consumer sectors, founded in 2009 by Jonathan Duskin. Macellum invests in undervalued companies that it believes can appreciate significantly in value as a result of a change in corporate strategy or improvements in operations, capital allocation or corporate governance. Macellum’s investment team, advisors and network of industry experts draw upon their extensive strategic, operating and boardroom experience to assist companies in designing and implementing initiatives to improve long-term shareholder value. Macellum prefers to constructively engage with management to improve its governance and performance for the benefit of all stockholders. However, when management is entrenched, Macellum has run successful proxy contests to effectuate meaningful change. Macellum has run successful election contests to effectuate meaningful change at many companies, including at The Children’s Place Inc., Citi Trends, Inc., Bed Bath and Beyond and Big Lots, Inc. Learn more at www.macellumcapitalmanagement.com.

Certain Information Concerning the Participants

Macellum Badger Fund, LP, a Delaware limited partnership (“Macellum Badger”), together with the other participants named herein, intends to nominate director candidates and file a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2022 annual meeting of shareholders of Kohl’s Corporation, a Wisconsin corporation (the “Company”).

MACELLUM BADGER STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be Macellum Badger, Macellum Badger Fund II, LP, a Delaware limited partnership (“Macellum Badger II”), Macellum Advisors, LP, a Delaware limited partnership (“Macellum Advisors”), Macellum Advisors GP, LLC, a Delaware limited liability company (“Macellum GP”) and Jonathan Duskin.

As of the date hereof, Macellum Badger directly beneficially owns 216,204 shares of Common Stock, $0.01 par value per share, of the Company (the “Common Stock”), including 1,000 shares in record name. As of the date hereof, Macellum Badger II directly beneficially owns 6,738,528 shares of Common Stock. As the investment manager of Macellum Badger and Macellum Badger II, Macellum Advisors may be deemed to beneficially own the 216,204 shares of Common Stock beneficially directly owned by Macellum Badger and 6,738,528 shares of Common Stock beneficially owned directly by Macellum Badger II. As the general partner of Macellum Badger, Macellum Badger II and Macellum Advisors, Macellum GP may be deemed to beneficially own the 216,204 shares of Common Stock beneficially owned directly by Macellum Badger and 6,738,528 shares of Common Stock beneficially owned directly by Macellum Badger II. As the sole member of Macellum GP, Mr. Duskin may be deemed to beneficially own the 216,204 shares of Common Stock beneficially owned directly by Macellum Badger and 6,738,528 shares of Common Stock beneficially owned directly by Macellum Badger II.

Contacts

For Investors:

Saratoga Proxy Consulting

John Ferguson / Joe Mills, 212-257-1311

info@saratogaproxy.com

For Media:

Longacre Square Partners

Greg Marose / Casie Connolly / Bela Kirpalani, 646-386-0091

macellum@longacresquare.com

###

Item 2: On January 18, 2022, Macellum Badger updated its website www.macellumcapitalmanagement.com, copies of the webpages are set forth below:

Item 3: On January 18, 2022, Jonathan Duskin, Chief Executive Officer of Macellum Capital Management, LLC, took part in an interview with CNBC.’s Fast Money Halftime Report. Portions of the transcript of the interview discussing the Company are pasted below:

Scott Wapner: Macellum Advisors once again calling for big changes at Kohl’s. Jonathan Duskin of Macellum joins us now. It’s good to see you, welcome back.

Jonathan Duskin: Hey Scott. Thanks so much for having me on.

SW: it is interesting that you're back. you settled with the company more than a year ago, you got a couple of board seats and you got them to make some changes. Why are you back?

JD: Unfortunately, the stock hasn't performed well. The business hasn't performed well, and two directors just wasn't enough change. We really tried to work constructively a year ago when we entered the settlement. The company and the board told us and other shareholders that everything was working wonderfully well, and they had the business fixed and they were on the right track. If you read our letter, you can see that there were many quotes from Michelle and the rest of the team about how well things were going. And if now you look a year later it's another wasted year. Sales dramatically underperformed the sector and whether it's on mall, off mall, specialty or big box and all forms of retail, they underperformed. Their sales aren’t even going versus 2019 and most of the industry is up 20% versus 2019 they're negative to 2019, while the EBITDA has grown again it's still lagged the entire sector and the stock is trading cheaper than it did during COVID and the great recession at 2.7 times EBITD. A year ago, and Scott you might remember this, they would say ‘oh we’re doing better than the department stores like Macy's and Dillard’s.’ They can’t even make that claim. Macy's is up 130%. Dillard’s is up 300%. Unfortunately, it looks like though we had some people in the boardroom it wasn't nearly enough change and a lot more change is required if shareholders will be able to generate returns here.

SW: I'm trying to wonder, what sort of more substantive change do you need to have other than faces in a board room? I mean, they reinstated the dividend. They increased the buyback, they invested in the brands that they have like Sephora. And I’m wondering how is this possibly enough time, a year, let’s just call it a year – how is that possibly enough time to allow a retailer who has made some of the changes that you first demanded. And I'll use the word demanded because that's really what you did, to see them through, especially at a time when you're coming out of a pandemic

JD: You know Scott, it’s a fair question and I think it might be helpful to pull the lens back a little bit. This is a company that's been failing for a very long time. If we look back at the greatness agenda, they launched in 2014 they missed the objectives they were trying to accomplish. Then if you look back in 2019, they missed all those objectives. It's not like this is a new phenomenon, like they just started missing numbers. This has been going for decades, in fact, two decades and the stock price is below where it was 20 years ago. It's not new that hope springs eternal at Kohl’s. There's always another new initiative, there's always something else they’re working on, there’s always another shiny object that's they’re going to chase, and it will drive sales in the next period. It used to be Amazon, it used to be Pop Sugar and now it's going to be Sephora. Unfortunately, the core merchandise assortment and the value proposition is broken and it needs help and it needs to be fixed immediately otherwise the company will continue to lose market share year in and year out. Look, buying stock back is great. We recommended doing a major sale and lease back, at the end of the day, they have to fix the core operations of this business and that's where they're underperforming and losing market share.

SW: I have your letter obviously here in front of me, which you do mention another wasted year. You do take issue as well with the company's shift into athleisure, sort of throwing cold water on that plan when last quarter growth in that segment was up 25%. Now, I’m no retailing expert, but 25% growth in a quarter sounds pretty good,

JD: Again, it’s important that the whole store grows. We’ve seen this before, ‘all I focus on is retail’ and is a phenomenon that you see year in and year out with failing retailers and they'll pick one part of the assortment and commit a lot of inventory to that part of the assortment, and yes, if you double your inventory commitment to that part of the assortment it has the potential to grow. But the problem is you're not growing the whole pie. Same-store sales are still negative versus 2019 and despite having some growth in that area where they've committed a significant amount of inventory dollars they've not had growth in other areas and not even maintained those other businesses, so where athleisure might have gone up, other parts of the business went down. I think we say in the letter, what's interesting is we believe these things are fashion trend, it’s a 90K-100K square-foot box, they have to be able to serve all parts of the day and all parts of the person's life, evening, daytime, weekends, work – and to be an athleisure company is not a sustainable strategy for a company that big that caters to such a wide audience. As they’re growing athleisure, they're losing share in maybe dress up. And as we came out of the pandemic people were sick of wearing sweatpants and they wanted more in the assortment that Kohl’s didn’t have. And you see it, you see what Dillard's has done and their sales are up remarkably 30% and Macy's is up in the high teens/ 20%. Every other company’s assortment is resonating much more than the customer than Kohl's assortment despite maybe having a little success. Every retailer has had some successes and some failures. But until the whole pie grows, it’s hard to call it a success.

SW: So Kohl's plans to have their investor day o March 7th where they say they’re going to continue to lay out part of the strategic shift. I’m curious as to why you didn't have to wait until you hear what the company has to say they. They [Kohl’s] today, to us, are responding to you in which they say, “We have continued to engage with Macellum since the settlement and are disappointed with the path they have taken and the unfounded speculation in their announcement and letter.” They contend that their strategy is producing results, and again I suggest to you, why not wait until March 7th which in the big picture is not that far away to find out what more Michelle Goss, the CEO, has up her sleeve?

JD: Well you know Scott, I guess I turn the question back to Kohl’s. Where is the sense of urgency? They told us in November, I think it was at their Q3 earnings call to wait patiently until March where we will come back to you with more information about our plan. Again, put that in context, they also had an analyst day and an investor day in October of 2020 where they laid out, you know, big picture, platitudes that we didn't think were very vigorously analyzed and weren't very deep and we didn't think they would be very effective and we talked about that a lot in the last campaign. So we’ve kinda hard it before. Hope springs eternal – it's a lot of shiny objects that they like to chase but there is really no meat to fixing the core assortment and fixing the value proposition. It’s interesting they left out a few things in their comments about working constructively. We worked very constructively. They’ve known that our standstill ends last week and they've known that for a year. They’ve known when the nomination deadline is. And they've known that for a long time and they chose to put the meeting in March. I didn’t choose to put the meeting in March. And they want to disclose something they think is so powerful and so meaningful, I just asked, where is the sense of urgency—just disclose it now. Let us know all these wonderful work streams that you're working on that’ll create value. We’re very skeptical. We didn’t see it coming out of the 2020 investor day and I doubt we’re going to hear much more than platitudes at the next meeting. And again, I don't think they were fair in their disclosure, they didn’t say that the goal of their disclosure was to get us from speaking publicly. We agreed to not share any non-public information they might give us, but what we wouldn’t do is agree not to be muzzled. And that is what they wanted. And they also said point-blank under no circumstances were they going to add new directors or a shareholder to the boardroom. So, they didn’t really engage constructively with us. And that will all be a matter of public record.

SW: A couple of quick things before I let you go. How many more directors do you want and will you wage another proxy fight? Why don’t you answer that first.

JD: The nomination deadline is February 11th. We're still in the process and we didn't publicly list our nominees at this point because we were still hopeful that we could engage constructively. It seems highly likely that we'll be nominating those directors within short order, and we haven't solidified a number yet. But we were pushing for materially change before we got two. It clearly wasn't enough so I think we’re going to continue to push for material change and I believe we have an incredible slate of directors, where we added Tom Kingsbury, one of the greatest retail operators in the country last year, as well as others. I think we have an equally compelling slate this year.

SW: Lastly, you suggest and you do it in your letter that the company should consider a possible sale as an alternative, and you say again, I'm quoting here, you heard that the board had been approached and rebuffed overtures from credible buyers and those are the words from your letter. I thought to myself that seemed flimsy, “you heard”, that sounds like third-hand knowledge. Do you have any proof of that? But then I saw a story that broke not long before our show began today. Reuters reporting that Acacia Research, backed by the activist investor Starboard Value, has reached out to Kohl's to express its interest in making a bid. Do you know about that bid? Have you spoken with them? Where are we on that?

JD: I've not spoken Starboard. I’ve not spoken to anybody at Acacia. I have heard that. To use your words, it was rather flimsy when I heard it and I didn't put too much weight behind it but it’s been very persistent and it's been reported publicly that that it could be happening. Look, there aren't many companies that trade at 2.7 times EBITDA that don't have interest from private equity buyers. Apollo bought Michael’s at like 8x EBITDA. So there's a significant amount of private equity interest in this name, it’s incredibly cheap, and we didn't talk about the $7 to $8 billion in real estate. You can almost buy the company for free if you monetize the real estate. So, we are very confident that there's a tremendous amount of private equity interest and we really feel the company needs to run a process at this juncture. They can no longer chill the process and rebuff buyers. They have to hire a banker, they have to start a process, and they have to give people access to the company, so we try to monetize value. Without materiel change in the boardroom, which the board has told us they’re unwilling to do, and the only other way for shareholders to generate meaningful return is for the companies to be sold and let someone else finish turning this around.

SW: They also did say that they looked at your idea of the sale lease back on the $7 or $8 billion worth of real estate, which they suggest, and I think the words that Michelle Goss used was “it just didn’t create value in the way you suggested that it might”.

JD: You know, I appreciate you bringing up that, Scott. I think if you look at our letter, we lay out in substantial detail why it's accretive and we walk through the math, including the increased rent, reduce share count and the lower cash flow, because now you're not playing a dividend anymore and it's wildly accretive. You might remember a campaign that we ran a couple of years ago, a company called Big Lots, $700 million market cap and sold the real estate for $785 million and the stock effectively doubled. And Kohl's has the same opportunity here and they're unwilling to listen and unwilling to pursue it and unwilling to hire advisors to analyze this. We've seen this transaction create so much value so frequently in the past. We’re just shocked that this board is so intransigent and won’t do anything to create value other than perpetuate the status quo.

SW: We'll follow the story and we'll see where it goes. Jonathan Duskin, I appreciate your time today as we watch Kohl’s, up nicely, in what otherwise is a down day. We’ll talk to you soon:

JD: Thank you so much for the time.

Item 4: On January 18, 2022, Mr. Duskin also took part in an interview with Yahoo! Finance. Portions of the transcript of the interview discussing the Company are pasted below:

INTRO KARINA: Activist investor Macellum advisors is pushing for Kohl's to shake things up on the board or, more a sale. Kohl's stock rising on the news. here with more on potential implications is Jonathan Duskin, Macellum Chief Officer. This is making a lot of news.

BRIAN SOZZI: You pulled no punches in your latest note to Kohl's, saying Kohl's is, quote, a company without accountability and unlimited second chances. Now, I covered your first attack of Kohl's earlier last year. This is a – I would say, stepped up tone versus them. Why so -- why so aggressive?

JONATHAN DUSKIN: Well, you know, first, Brian, thanks for having me on. I don't know that it's that much more aggressive, but I do think the facts warrant the tone. You know, it's another year, right? Let's pull back the lens a little bit. This a company whose stock prices is the same for two decades and it's the same as it was a decade ago, and if you look at what happened, we ran the first campaign and they claimed everything was great and that it was working and that they had so many things fixed and the women's business was fixed and they had the push into athleisure that they thought was great and they fixed all these bad brands that they had exited and we said in good faith, we'll stand down and put two directors on the board and give them another year. This was after failing from 2014 from the greatness agenda and it was after a miserable, disaster of 2019 and we said okay maybe some of these things are working and they had an analyst day in 2020. We said let's give them a chance. Sadly, a year later, I wish we weren't as right as we had been, a lot of our criticisms were accurate. The Company has had one of the worst stock performances and the worst valuations, the biggest contraction int heir valuation. They are one of the few retailers that hasn't been able to grow sales since 2019. We ran our campaign before, you know they claimed that it was the best of the worst, and they were better than Macy's and better than Dillard's. Now they cannot even make that claim. Dillard’s is up 200%, Macy's is up over 100% versus pre-covid and Kohl's is down. Both Dillard's and Macy's experienced significant sales growth since 2019 and Kohl's can't get any positive traction in sales. So it has been a pretty bad year, and we think they need to help, and we're here to help and that's what often gets misconstrued and we are here to provide retail expertise and share in the boardroom and try to help this company in an asset that can be significantly more valuable.

BRIAN: Jonathan, is this a CEO/management team problem with Kohl's or a board problem because you do talk about in your letter, you think the management team and the board just lack the ability to understand the competitive dynamics in the retail industry.

JONATHAN: You know, Brian, it's a fair question and it's hard to tell. Being an activist, you are always on the outside looking in. I’m not in the boardroom and don’t know how the conversations go. I look at the skillset of the board and don’t see a lot of retail experts and I look at the skill set of the people around Michelle. I don't see a lot of appropriate skill sets that could be as additive to her as she needs to be, and now look, Michelle and I have had great dialogue over the last year or longer and I think that she is incredibly smart, but she started at marketing at Starbucks and that doesn't have a lot of, you know, exportability to being a mass merchant like Kohl's. I feel like Michelle could be an effective leader and again I’m not in the boardroom, I just, I know the board needs more help and I know they need a shareholder in the room that has understanding in the retail and dynamic and competitive landscape and think we can be incredibly beneficial with Michelle and help her improve the business and turn this company around and create meaningful value for shareholders.

BRIAN: Do you think there could be a change in the CEO ranks within Kohl's. Michelle has been the CEO of Kohl's since May 2018 and margins have underperformed and the stock has underperformed and listening to you, it sounds as though there should be another CEO perhaps with a more financial background because you're calling from a lot of things for Kohl's that require just very, very expert and detailed financial analysis and breaking up the company and maybe exploring a spin-off of its e-commerce operations.

JONATHAN: You know, Brian. I think it's a little premature. Michelle has been there a long time and she was the architect of the greatest agenda, and she was Chief Merchant, Chief of marketing, and now the CEO as you pointed out. I’ve seen it a couple of different ways, obviously we have done this a long time and sometimes you have the capable leader that doesn't have a good supporting cast and doesn't have the right direction from the board or doesn't have the right initiatives and doesn't have the right incentive structure and doesn't have the right counsel and guidance. In retail, we're not splitting atoms here and every initiative seems to have two sides and I think -- I think the quickest way for shareholders to get the greatest return is if we're able to work with Michelle and put her on the right path to success, but you know, there's a question mark.

BRIAN: One red flag from your letter is you note that there were potential suitors based on your knowledge and understanding to approach the board of Kohl's to potentially pursue some form of strategic alternative, whatever that may be, and you suggest that the board didn't take those seriously. What else can you share with us there?

JONATHAN: I think the board is really entrenched. You have some directors that have been here 15 years, some longer and they really feel like this is their right. It's like a birthright. I've been on the Kohl's board, and this is my company and I'm not going to let some activist push us around, and there's a sense of entitlement on the board, also combined with complacency, it's not a good recipe and I think they'd do anything to chill a process. They like being on the board and they like their board seats and they're not going to let someone else take control of this company, and I think they're very entrenched and I think it's one of the reasons why significantly more change in the boardroom needs to happen.

BRIAN: All right. We'll leave it there. Jonathan Duskin, always good to see you, looking forward to following your progress. Karina, I should note we did reach out to Kohl's to see if the CEO wanted to respond to the claims and Kohl's did not return our e-mail for request.

KARINA: Okay, Brian Sozzi, thank you so much along with Jonathan Duskin, Macellum Chief Officer.